Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:
April 29, 2008	Richard E. Leone
Manager — Investor Relations
rleone@rtiintl.com
330-544-7622
RTI ANNOUNCES FIRST QUARTER RESULTS
     Pittsburgh, Pennsylvania — RTI International Metals, Inc. (NYSE: RTI) released results today for the first quarter of 2008.
•	Net sales for the first quarter were $150.6 million, an increase of $5.0 million over the same period in 2007

•	Operating income for the first quarter was $33.2 million

•	Operating margin was 22%

•	Net income was $22.2 million for the first quarter or $0.96 per diluted share

•	Cash on hand was $92.4 million with total debt of $16.6 million
     For the quarter ended March 31, 2008, the Company reported net sales of $150.6 million compared to $145.6 million in the first quarter of 2007. This increase from the same quarter in the prior year was primarily the result of continued strong demand from the aerospace market for our titanium mill products. First quarter net income was $22.2 million or $0.96 per diluted share in comparison to $22.1 million or $0.95 per diluted share for the same period in the prior year.
Titanium Group
     RTI’s Titanium Group reported operating income of $28.4 million on sales of $102.2 million, including intersegment sales of $47.1 million. This operating performance surpasses the first quarter of 2007 which had operating income of $21.3 million on sales of $103.2 million, including intersegment sales of $50.0 million. Mill product shipments for the first quarter were 3.9 million pounds at an average realized price of $24.94 per pound. RTI’s average realized price was down 2.7% versus the same quarter in the prior year due to the impact of a larger percentage of volumes subject to pricing under long-term contracts.
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April 29, 2008

Fabrication & Distribution Group
     Net sales for the Fabrication & Distribution Group (“F&D”) increased for the first quarter to $95.5 million versus $92.4 million in the same period a year ago. The F&D Group had operating income of $4.9 million, compared to $11.6 million in the first quarter of 2007. Ongoing startup costs, low utilization and softening in prices of certain specialty metals products through our distribution channel adversely impacted this Group’s margins.
CEO Comment
     Dawne S. Hickton, Vice Chairman & CEO commented, “The Titanium Group posted strong operating results, with the highest first quarter operating income in its history, aided primarily by the ramp up of our 2006 Airbus long-term agreement and continued strong demand from the aerospace market. However, we anticipate that near term challenges associated with the Boeing 787 delay will begin to impact this Group as we now expect total 2008 mill product shipments to range between 15.5 million and 16.5 million pounds.”
     “The F&D Group’s performance continues to be driven by the 787 production delays which are now having a direct impact on the demand for our finished parts, especially seat tracks fabricated at our Houston and Montreal facilities. The most recent announced delay is causing us to reevaluate our current production plans and managed expenses throughout the entire F&D system. Based on conversations with our customers on the 787 program, we are planning that the impact for the balance of 2008 will be significant, particularly in the second half of 2008 and throughout all of 2009. Even though our fabrication work with Boeing and its supply chain will be pushed out beyond one year, we expect that the anticipated revenue will ultimately be realized.”
     “The long-term outlook for our business continues to be very strong,” added Dawne Hickton. “Airbus and Boeing reported orders in the first quarter that once again exceeded deliveries, expanding their huge backlogs. In support of our almost $4.0 billion of long-term mill product contracts with Airbus and Lockheed Martin, our capital expansion projects are on schedule. With cash of $92.4 million, debt of $16.6 million and an undrawn credit facility of $240 million, we are prepared to manage through these near term challenges profitably and opportunistically.”
Outlook
As a result of current market conditions associated with the revised 787 production schedule, the Company expects sales for this year to approximate sales for 2007 and operating income, compared to 2007, to decline within a range of five to ten percent.
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April 29, 2008

     The statements in this release relating to matters that are not historical facts are forward-looking statements that may involve risks and uncertainties. These include, but are not limited to, the impact of global events on the commercial aerospace industry, actual program build-rates, military spending and continued support for the Joint Strike Fighter program, global economic conditions, the competitive nature of the markets for specialty metals, the ability of the Company to obtain an adequate supply of raw materials, the expansion of the scope of U.S. Custom’s current investigation of the Company’s duty drawback claims beyond those claims currently identified as being under investigation, the potential imposition of fines and penalties by U.S. Customs, the successful completion of our capital expansion projects, and other risks and uncertainties included in the Company’s filings with the Securities and Exchange Commission. Actual results can differ materially from those forecasted or expected. The information contained in this release is qualified by and should be read in conjunction with the statements and notes filed with the Securities and Exchange Commission on Forms 10-K and 10-Q, as may be amended from time to time.
     RTI International Metals®, headquartered in Pittsburgh, Pennsylvania, is a leading U.S. producer of titanium mill products and fabricated metal components for the global market. Through its various subsidiaries, RTI manufactures and distributes titanium and specialty metal mill products, extruded shapes, formed parts and engineered systems for aerospace, industrial, defense, energy, chemical and consumer applications for customers around the world. To learn more about RTI International Metals, Inc., visit our website at www.rtiintl.com.
     NOTE: RTI International Metals, Inc. has scheduled a conference call for Tuesday, April 29, 2008 at 11:00 a.m., Eastern Time, to discuss this press release. To participate in the call, please dial toll free (USA/Canada) 877-493-9121 or (International) 973-582-2750 a few minutes prior to the start time and specify the RTI International Metals Conference Call. Replay of the call will be available until 11:59 p.m., Eastern Time, on Tuesday, May 6, 2008, by dialing (USA/Canada) 800-642-1687 or (International) 706-645-9291 and Digital Pin Code 44702380.
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April 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except share and per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Net sales	$150,648	$145,557
Cost and expenses:
Cost of sales	98,590	94,012
Selling, general, and administrative expenses	18,308	18,198
Research, technical, and product development expenses	524	461

Operating income	33,226	32,886
Other income (expense)	295	(541)
Interest income	903	1,136
Interest expense	(350)	(300)

Income before income taxes	34,074	33,181
Provision for income taxes	11,837	11,108

Net income	$22,237	$22,073

Earnings per share:
Basic	$0.97	$0.97

Diluted	$0.96	$0.95

Weighted-average shares outstanding:
Basic	22,946,511	22,869,493

Diluted	23,186,958	23,153,573

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April 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except share and per share amounts)

	March 31,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$92,439	$107,505
Receivables, less allowance for doubtful accounts of $591 and $613	103,156	102,073
Inventories, net	320,122	296,559
Deferred income taxes	13,191	12,969
Other current assets	4,206	2,951

Total current assets	533,114	522,057
Property, plant, and equipment, net	172,209	157,355
Goodwill	50,202	50,769
Other intangible assets, net	16,524	17,476
Deferred income taxes	9,230	6,059
Other noncurrent assets	1,455	1,568

Total assets	$782,734	$755,284

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$46,156	$46,666
Accrued wages and other employee costs	20,519	22,028
Billings in excess of costs and estimated earnings	32,377	21,573
Income taxes payable	11,398	—
Current portion of long-term debt	1,074	1,090
Current liability for post-retirement benefits	2,660	2,660
Current liability for pension benefits	1,843	5,962
Other accrued liabilities	14,798	16,171

Total current liabilities	130,825	116,150
Long-term debt	15,549	16,506
Noncurrent liability for post-retirement benefits	31,449	31,019
Noncurrent liability for pension benefits	8,563	8,526
Deferred income taxes	69	69
Other noncurrent liabilities	7,598	7,230

Total liabilities	194,053	179,500

Shareholders’ equity:
Common stock, $0.01 par value; 50,000,000 shares authorized; 23,665,330 and 23,610,746 shares issued; 22,981,555 and 23,105,708 shares outstanding	237	236
Additional paid-in capital	303,954	302,075
Treasury stock, at cost; 683,775 and 505,038 shares	(16,888)	(7,801)
Accumulated other comprehensive loss	(22,500)	(20,367)
Retained earnings	323,878	301,641

Total shareholders’ equity	588,681	575,784

Total liabilities and shareholders’ equity	$782,734	$755,284

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April 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Cash provided by operating activities (including depreciation and amortization of $4,730 and $3,605 for the three months ended March 31, 2008 and 2007, respectively)	$15,270	$15,617

Cash used in investing activities	(20,975)	(15,180)

Cash provided by (used in) financing activities	(8,995)	3,956

Effect of exchange rate changes on cash and cash equivalents	(366)	(138)

Increase (decrease) in cash and cash equivalents	(15,066)	4,255
Cash and cash equivalents at beginning of period	107,505	40,026

Cash and cash equivalents at end of period	$92,439	$44,281

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April 29, 2008

RTI INTERNATIONAL METALS, INC. AND SUBSIDIARIES
Selected Operating Segment Information
(Unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2008	2007
Net sales:
Titanium Group	$55,127	$53,168
Intersegment sales	47,089	49,999

Total Titanium Group net sales	102,216	103,167

Fabrication & Distribution Group	95,521	92,389
Intersegment sales	1,905	2,212

Total Fabrication & Distribution Group net sales	97,426	94,601

Eliminations	48,994	52,211

Total consolidated net sales	$150,648	$145,557

Operating income:
Titanium Group before corporate allocations	$31,357	$22,958
Corporate allocations	(3,005)	(1,657)

Total Titanium Group operating income	28,352	21,301

Fabrication & Distribution Group before corporate allocations	9,321	15,308
Corporate allocations	(4,447)	(3,723)

Total Fabrication & Distribution Group operating income	4,874	11,585

Total consolidated operating income	$33,226	$32,886

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